Dear Shareholders:

We are writing this letter to provide you with an update on Cubed, Inc., to inform you of some of the changes we have recently made, and to share some of the exciting things that have happened.  But first allow us to apologize for the somewhat lengthy period of time since our last press release or announcement.  Needless to say, we have had a few things on our plate.

In summary, it is clear that we were defrauded by a group of individuals and firms whose only goal was to use our business as a mechanism for them to perpetrate a fraud on our investors and shareholders, and the markets as a whole.  Fortunately, that fraud was uncovered early, and although we have some cleaning up to do, we are going to be better for it.  With that said, let us give you some background:

Trading Suspension

On July 17, 2014 the Securities and Exchange Commission announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934, of trading in our common stock.  The temporary suspension ended on July 30, 2014.

According to a press release from the Commission, they “suspended trading in Cubed stock before [certain individuals] could dump their shares on the market” and “could illegally profit further” in connection with an alleged pump-and-dump scheme.  On the same day, the Commission charged five individuals in connection with their trading of the stock of three different companies, of which we were one.  Neither we, nor any member of our management, were charged.

Following the temporary suspension, our common stock is quoted on the “grey market” under its existing symbol, “CRPT”.  We intend to pursue the quotation of our common stock on the OTCQB tier maintained by OTC Markets, Inc. as soon as reasonably possible, and we anticipate this happening in 2015.

Auditor Resignation and Replacement

On July 19, 2014, we were notified of the resignation of our auditors, Silberstein Ungar, PLLC.  On July 29, 2014, we engaged MaloneBailey, LLP, as our auditors, a decision that was approved by our Board of Directors.  To date, MaloneBailey has been a pleasure to work with, and we view this change as one of the recent positives.

Independent Investigation

In July 2014, we hired the law firm of Lowenstein Sandler LLP to conduct an internal investigation on whether we were victimized by conduct allegedly engaged in by individuals, including our former outside lawyer, as set forth in an indictment filed in New York.  To date, their conclusions are that we had, in fact, been victimized and found no wrongdoing by any of our former or existing management.

Securities Counsel

In August 2014 we retained the services of Clyde Snow & Sessions, a law firm with extensive experience in the representation of public companies.  This, too, has been viewed as one of our recent positives.

Management Changes

Effective as of October 17, 2014, Paul Turino resigned as a member of our Board of Directors.  Effective as of December 19, 2014, Mr. Turino has also resigned as our Chief Operating Officer.

On November 14, 2014, David B. Doust was appointed as to our Board of Directors, joining Joseph White and Douglas Shinsato.  Dave has extensive experience in forming and running businesses, and is going to be a tremendous asset to us.  Dave was appointed our Treasurer on November 15, 2014.

On November 15, 2014, Joseph White resigned as our President, Chief Executive Officer and Interim Chief Financial Officer and was appointed our Chief Product Officer.  Joe remains on our Board of Directors.

Our Chief Executive Officer position remains unfilled as we search for a qualified candidate.

Capital Raising

On October 9, 2014, we raised $50,000 through the sale of a convertible promissory note.  We needed these funds to pay our service providers in order to keep the company current and compliant.  The note must be repaid, at 150% of the face value, upon the raising of virtually any new equity or debt financing.

We continue to search for a long-term capital partner to fund our operations, growth, and expansion.

Wiki Technologies

Unfortunately, we were unable to satisfy our payment obligations to the Wiki shareholders, and on November 9, 2014 we entered into a settlement agreement and gave the company back to them.

Ping Mobile Group

As with Wiki Technologies, we are not in a position to complete the acquisition of Ping, and have terminated acquisition discussions.  We intend to continue to work with Ping on individual projects.

Cubed Asia

In order to better focus our efforts in the United States, we have discontinued our operations in Asia until further notice.

The Cube

Several years ago, we asked ourselves a couple of simple questions:  Why do people have to use different platforms and applications to create and share text, images, video, voice and music?  And what if mobile phones become the most important communications devices in the near future?

The answer to the first question was based on our artistic interpretation of how to build a unique blank canvas that would allow people to communicate in any medium on one platform - a 6-pane, 3-D cube.

The answer to the second question was, well, the future is now, and mobile phones have overtaken laptops and PCs as the leading communications device—so we decided to build a platform that was not only 3-D and multimedia but mobile-first as well.

In today’s world, people spend more time crafting and communicating through their digital personas - via e-mail, SMS, Skype, Facebook, Twitter, and Snapchat.  The Cube brings together 6 panes and fulfills the innate need we all have to express and share our experiences and emotions in words, images, videos, voice and music - all on one platform.

In terms of our value proposition, the Cube - in addition to being “cool” and visually unique - replaces the traditional expensive approach to building websites.  The Cubes’ do-it-yourself modular construction allows both the social media professional and the casual user to build Cubes quickly and with ease.

The enterprises we have talked to in entertainment, consumer goods, telecommunications and mobile games have expressed a high level of interest in the Cube for digital marketing, new product and service rollouts, customer experience and satisfaction management, cost-of-sales improvement and analytics.

In order to take advantage of these opportunities, we will continue to seek funding to achieve our original goals, and we will focus on developing and delivering the best user experience and usability at the lowest costs.

Conclusion

In conclusion, let us thank you in advance for your loyalty to Cubed.  It has been an interesting journey thus far, but much has been learned.  We intend to continue to operate as a public company, with the utmost integrity and character.  We believe that our product has extremely high potential, and that customers, investors, and the market will agree with us and respond accordingly.  Please continue to review our SEC filings and press releases for more updates as they develop.

Very truly yours,

The Board of Directors

David Doust

Douglas Shinsato

Joseph White